Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2011 First Quarter Earnings of $1.7 Million

Business Editors - New York – (Business Wire – April 12, 2011)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank, today reported its financial results for the first quarter of 2011.

Financial Highlights:

•

Net earnings for the first quarter of 2011 (“Q1-11”) amounted to $1.7 million, or $0.08 per diluted common share, compared to a net loss of $2.9 million, or $0.35 per share, for the same quarter a year ago (“Q1-10”) and net earnings of $0.4 million, or $0.02 per share, for the fourth quarter of 2010 (“Q4-10”).

•	Pre-tax earnings before deducting provisions for loan and real estate losses and real estate expenses amounted to $6.3 million in Q1-11, compared to $8.3 million in Q1-10 and $6.6 million in Q4-10.

•	Net interest margin for Q1-11 was 2.14%, compared to 2.23% in Q1-10 and 2.06% in Q4-10.

•

Nonaccrual loans and real estate owned totaled $72 million at March 31, 2011, down 10% from $80 million at December 31, 2010 and 53% from $154 million at March 31, 2010. New non-accrual loans decreased to $5 million in Q1-11, down from $26 million in Q1-10 and $15 million in Q4-10.

•

The total provision for loan and real estate losses decreased to $2.0 million for Q1-11, down substantially from $11.6 million in Q1-10 and $4.7 million in Q4-10. The allowance for loan losses amounted to 2.49% of total outstanding loans at March 31, 2011, compared to 2.61% at December 31, 2010 and 1.73% at March 31, 2010.

•

Noninterest expense amounted to $4.4 million in Q1-11, down from $4.7 million in Q1-10 and $4.9 million in Q4-10. The Company’s efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, was 41% in Q1-11, 42% in Q4-10 and 36% in Q1-10.

•

Intervest National Bank’s regulatory capital ratios continued to improve and were well in excess of the minimums that the Bank has agreed with its regulator to maintain. At March 31, 2011, the Bank’s actual ratios were as follows: total capital to risk-weighted assets – 14.81%; Tier 1 capital to risk-weighted assets – 13.55%; and Tier 1 capital to total average assets (leverage ratio) – 10.04%. The Bank’s minimum required capital ratios are 12%, 10% and 9%, respectively.

•	Common book value per share increased to $7.69 at March 31, 2011 from $7.61 at December 31, 2010.

Net earnings for Q1-11 increased by $4.6 million over Q1-10 due to a $9.6 million decrease in the total provision for loan and real estate losses (reflecting fewer problem assets and credit rating downgrades), a $0.6 million decrease in real estate expenses (reflecting less real estate owned) and a $0.3 million decrease in noninterest expenses (primarily due to lower data processing costs). The aggregate of these items was partially offset by a $2.1 million decrease in net interest and dividend income, a $0.2 million decrease in noninterest income and a $3.6 million increase in tax expense (resulting from pre-tax income in Q1-11 versus a pre-tax loss in Q1-10).

The decrease in net interest and dividend income reflected the planned reduction in the Bank’s assets and liabilities and a slightly lower net interest margin as noted above. Total average interest-earning assets decreased by $305 million in Q1-11 from Q1-10 in part due to the previously reported bulk loan sale in May 2010, with the remainder due to loan payoffs and principal repayments exceeding a reduced volume of new loan originations. These cash inflows were used to fund deposit outflow and repayments of maturing borrowed funds, which positively impacted the Bank’s regulatory capital ratios.

The decrease in the net interest margin in Q1-11 from Q1-10 reflected the impact of the bulk loan sale, a large portion of which included the sale of $108 million of performing troubled debt restructured loans (TDRs) and other loans yielding approximately 5%, payoffs of other higher yielding loans and early calls of U.S. government agency security investments coupled with the reinvestment of the proceeds into similar securities with lower market interest rates, all of which was largely offset by lower rates paid on deposit accounts. The yield on average interest-earning assets decreased by 42 basis points to 4.88% in Q1-11, from 5.30% in Q1-10, while the average cost of funds decreased at nearly the same pace or by 40 basis points to 2.96% in Q1-11, from 3.36% in Q1-10.

Total assets at March 31, 2011 decreased to $2.01 billion from $2.07 billion at December 31, 2010, primarily reflecting a decrease in loans receivable and security investments.

Loans receivable, net of unearned fees, amounted to $1.30 billion at March 31, 2011, a $37 million decrease from $1.34 billion at December 31, 2010. The decrease was due to an aggregate of $39.5 million of principal repayments (resulting from loan payoffs and normal amortization) and $4.5 million of loan chargeoffs, partially offset by $6.6 million of new loan originations. The Company does not own or originate construction/development loans.

Nonaccrual loans and real estate owned aggregated to $72 million, or 3.6% of total assets, at March 31, 2011, compared to $80 million, or 3.9%, at December 31, 2010 and $154 million, or 6.8%, at March 31, 2010. The decrease in total assets since 2009 has negatively impacted the percentages. Nonaccrual loans at March 31, 2011 and December 31, 2010 included $18 million and $21 million, respectively, of performing TDRs that are classified as nonaccrual based on regulatory guidance. These TDRs continue to pay as agreed under their renegotiated terms. As a result of updated appraisals in March 2011, the Bank charged off in Q1-11 a portion of three of these performing TDRs.

The allowance for loan losses at March 31, 2011 was $32.4 million, representing 2.49% of total net loans, compared to $34.8 million, or 2.61%, at December 31, 2010 and $28.3 million, or 1.73%, at March 31, 2010. The overall allowance included specific reserves for impaired loans (comprised of nonaccrual loans and TDRs) at each date of $3.8 million, $7.2 million and $11.0 million, respectively.

Securities held to maturity decreased by $24.4 million to $589.9 million at March 31, 2011 from $614.3 million at December 31, 2010, primarily due to calls exceeding new purchases. The securities portfolio is comprised mainly of U.S. government agency debt securities. At March 31, 2011, the portfolio had a weighted-average yield to earliest call date of 1.64% and a weighted-average remaining contractual maturity of 4.8 years. The Bank invests in U.S. government agency debt obligations to emphasize safety and liquidity. The Company does not own or invest in collateralized debt obligations or collateralized mortgage obligations.

Deposits at March 31, 2011 decreased to $1.71 billion from $1.77 billion at December 31, 2010, reflecting a $46.2 million decrease in time deposits and a $12.8 million decrease in money market deposit accounts.

Borrowed funds and related interest payable at March 31, 2011 decreased to $82 million, from $85 million at December 31, 2010, due to the maturity and repayment of FHLBNY borrowings.

Stockholders’ equity increased to $188 million at March 31, 2011 from $186 million at December 31, 2010, primarily due to the Q1-11 net earnings before preferred dividend requirements of $2.2 million. As required by agreements with its regulators, and as permitted by the underlying documents, the Company has suspended the payment of TARP dividends on its preferred stock and interest on its trust preferred securities since February 2010.

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This press release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in regulatory policies and enforcement actions; fluctuations in interest rates; demand for loans and deposits; changes in tax laws or the availability of net operating losses, the effects of additional capital, the availability of regulatory waivers; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400) New York, New York 10020-2002

Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended March 31,
Selected Operating Data:	2011	2010
Interest and dividend income	$23,594	$29,631
Interest expense	13,243	17,141

Net interest and dividend income	10,351	12,490
Provision for loan losses	2,045	9,639
Noninterest income	323	512
Noninterest expenses:
Provision for real estate losses	—	2,001
Real estate expenses	325	976
All other noninterest expenses	4,410	4,689

Earnings (loss) before income taxes	3,894	(4,303)
Provision (benefit) for income taxes	1,741	(1,825)

Net earnings (loss) before preferred dividend requirements	2,153	(2,478)
Preferred dividend requirements (1)	427	409

Net earnings (loss) available to common stockholders	$1,726	$(2,887)

Basic earnings (loss) per common share	$0.08	$(0.35)
Diluted earnings (loss) per common share	$0.08	$(0.35)
Average shares used for basic and diluted earnings (loss) per share (2)	21,126,489	8,270,812
Common shares outstanding at end of period	21,126,489	8,270,812
Common stock options/warrants outstanding at end of period	1,045,422	1,018,722
Yield on interest-earning assets	4.88%	5.30%
Cost of funds	2.96%	3.36%
Net interest margin	2.14%	2.23%
Return on average assets (annualized)	0.42%	-0.42%
Return on average common equity (annualized)	5.29%	-5.20%
Effective income tax rate	44.71%	42.41%
Efficiency ratio (3)	41%	36%
Average loans outstanding	$1,329,413	$1,680,810
Average securities outstanding	615,357	566,635
Average short-term investments outstanding	17,055	19,145
Average assets outstanding	2,045,999	2,335,592
Average interest-bearing deposits outstanding	$1,732,180	$1,961,132
Average borrowings outstanding	81,589	109,028
Average stockholders’ equity	186,823	214,235

Selected Financial Condition Information:	At Mar 31, 2011	At Dec 31, 2010	At Sep 30, 2010	At Jun 30, 2010	At Mar 31, 2010
Total assets	$2,014,125	$2,070,868	$2,104,098	$2,164,442	$2,284,257
Cash and short-term investments	29,079	23,911	13,815	35,535	56,470
Securities held to maturity	589,940	614,335	613,844	621,244	491,067
Loans, net of unearned fees	1,300,546	1,337,326	1,363,312	1,395,564	1,634,140
Allowance for loan losses	32,400	34,840	32,250	30,350	28,300
Allowance for loan losses/net loans	2.49%	2.61%	2.37%	2.17%	1.73%
Deposits	1,706,630	1,766,083	1,806,834	1,852,356	1,926,772
Borrowed funds and accrued interest payable	82,072	84,676	89,135	98,582	103,060
Preferred stockholder’s equity	23,948	23,852	23,755	23,659	23,563
Common stockholders’ equity	164,243	162,108	140,317	140,643	187,711
Common book value per share (4)	7.69	7.61	15.26	15.33	22.69
Loan chargeoffs for the quarter	$4,513	$386	$298	$85,483	$13,979
Loan recoveries for the quarter	28	283	600	—	—
Real estate chargeoffs for the quarter	—	2,970	912	11,732	—
Security impairment writedowns for the quarter	105	351	293	18	530
Nonaccrual loans	$45,192	$52,923	$38,560	$18,927	$96,248
Real estate owned, net of valuation allowance	27,064	27,064	38,792	34,259	57,858
Investment securities on a cash basis	4,475	2,318	2,670	2,963	2,981
Accruing troubled debt restructured (TDR) loans (5)	5,630	3,632	617	21,362	116,906
Loans 90 days past due and still accruing	3,879	7,481	16,865	8,788	3,629
Loans 31-89 days past due and still accruing (6)	21,785	11,364	5,264	13,066	14,427

(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants were not dilutive for the reporting periods.
(3)	Represents noninterest expenses (excluding provisions for real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(4)	Represents common stockholders’ equity less preferred dividends in arrears ($1.7 million and $1.4 million at March 31, 2011 and December 31, 2010 only) divided by common shares outstanding.
(5)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(6)	At March 31, 2011, these loans were past due 31-59 days. Five loans ($12.3 million) matured - payments are current and extensions are in process, three loans ($6.0 million) are historically slow payers, one loan ($0.9 million) was brought current in April and one loan ($2.6 million) is expected to be extended.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007
Balance Sheet Highlights:
Total assets	$2,014,125	$2,070,868	$2,401,204	$2,271,833	$2,021,392
Cash and short-term investments	29,079	23,911	7,977	54,903	33,086
Securities held to maturity	589,940	614,335	634,856	475,581	344,105
Loans, net of unearned fees	1,300,546	1,337,326	1,686,164	1,705,711	1,614,032
Allowance for loan losses	32,400	34,840	32,640	28,524	21,593
Allowance for loan losses/net loans	2.49%	2.61%	1.94%	1.67%	1.34%
Deposits	1,706,630	1,766,083	2,029,984	1,864,135	1,659,174
Borrowed funds and accrued interest payable	82,072	84,676	118,552	149,566	136,434
Preferred stockholder’s equity	23,948	23,852	23,466	23,080	—
Common stockholders’ equity	164,243	162,108	190,588	188,894	179,561
Common book value per share (1)	7.69	7.61	23.04	22.84	22.23
Market price per common share	2.55	2.93	3.28	3.99	17.22
Asset Quality Highlights
Nonaccrual loans	$45,192	$52,923	$123,877	$108,610	$90,756
Real estate owned, net of valuation allowance	27,064	27,064	31,866	9,081	—
Investment securities on a cash basis	4,475	2,318	1,385	—	—
Accruing troubled debt restructured loans (2)	5,630	3,632	97,311	—	—
Loans past due 90 days and still accruing	3,879	7,481	6,800	1,964	11,853
Loans past due 31-89 days and still accruing	21,785	11,364	5,925	18,943	25,122
Loan chargeoffs	4,513	100,146	8,103	4,227	—
Loan recoveries	28	883	1,354	—	—
Real estate chargeoffs	—	15,614	—	—	—
Impairment writedowns on security investments	105	1,192	2,258	—	—
Statement of Operations Highlights:
Interest and dividend income	$23,594	$107,072	$123,598	$128,497	$131,916
Interest expense	13,243	62,692	81,000	90,335	89,653

Net interest and dividend income	10,351	44,380	42,598	38,162	42,263
Provision for loan losses	2,045	101,463	10,865	11,158	3,760
Noninterest income	323	2,110	297	5,026	8,825
Noninterest expenses:
Provision for real estate losses	—	15,509	2,275	518	—
Real estate expenses	325	4,105	4,945	4,281	489
All other noninterest expenses	4,410	19,069	19,864	14,074	12,387

Earnings (loss) before income taxes	3,894	(93,656)	4,946	13,157	34,452
Provision (benefit) for income taxes	1,741	(40,348)	1,816	5,891	15,012

Net earnings (loss) before preferred dividend requirements	2,153	(53,308)	3,130	7,266	19,440
Preferred dividend requirements (3)	427	1,667	1,632	41	—

Net earnings (loss) available to common stockholders	$1,726	$(54,975)	$1,498	$7,225	$19,440

Basic earnings (loss) per common share	$0.08	$(4.95)	$0.18	$0.87	$2.35
Diluted earnings (loss) per common share	$0.08	$(4.95)	$0.18	$0.87	$2.31
Adjusted net earnings (loss) used to calculate diluted earnings (loss) per common share	$1,726	$(54,975)	$1,498	$7,225	$19,484
Average common shares used to calculate:
Basic earnings (loss) per common share	21,126,489	11,101,196	8,270,812	8,259,091	8,275,539
Diluted earnings (loss) per common share	21,126,489	11,101,196	8,270,812	8,267,781	8,422,017
Common shares outstanding	21,126,489	21,126,489	8,270,812	8,270,812	8,075,812

Net interest margin (4)	2.14%	2.11%	1.83%	1.79%	2.11%
Return on average assets	0.42%	-2.42%	0.13%	0.34%	0.96%
Return on average common equity	5.29%	-32.20%	1.65%	3.94%	11.05%
Effective income tax rate	44.71%	43.08%	36.72%	44.77%	43.57%
Efficiency ratio (5)	41%	41%	46%	33%	24%

(1)	Represents common stockholders’ equity less preferred dividends in arrears ($1.7 million and $1.4 million at March 31, 2011 and December 31, 2010 only) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.14% for the quarter ended March 31, 2011, 2.32% for 2010, 1.68% for 2009, 1.74% for 2008 and 2.64% for 2007.
(5)	Represents noninterest expenses (excluding provisions for real estate losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.